Exhibit 21.1

List of Principal Subsidiaries and Variable Interest Entity of the Registrant

Principal Subsidiaries	Place of Incorporation
Finja (Private) Limited	Pakistan
OPay Digital Holding Limited	UAE
OPay Digital Services Pte. Ltd.	Singapore
OPay Digital Services Limited	UK
OPay Digital Services Limited	Nigeria
OPay Egypt for E-Payment Services	Egypt
OPay International Pte. Ltd.	Singapore
OPay Microfinance Bank Limited	Nigeria
Soti Payment Limited	Nigeria

Variable Interest Entity	Place of Incorporation
PT Kredit Utama Fintech Indonesia	Indonesia